Exhibit 10.14

AMENDMENT DATED OCTOBER 27, 2006
TO
CLASS A SENIOR SECURED CONVERTIBLE DEBENTURE

ORIGINAL ISSUANCE DATE	September 23, 2003
CONVERTIBLE DEBENTURE DUE	December 31, 2008 (as amended)
AMOUNT DUE AS OF OCTOBER 15, 2006	$323,707.63

WHEREAS, Material Technologies, Inc., a Delaware corporation (the “Company”) entered and executed that certain Class A Senior Secured Convertible Debenture, dated September 23, 2003 (the “Debenture”), in favor of Palisades Capital, LLC or registered assigns (the “Holder”).

WHEREAS, the Company and Holder have agreed to amend the Debenture as set forth herein, with all other terms remaining in full force and effect.  Capitalized terms used herein shall have the same meaning as in the Debenture.

NOW THEREFORE, the parties hereby agree as follows:

1.	The Maturity Date shall be extended to December 31, 2008.

2.	Section 3.1(a) of the Debenture is hereby amended and restated to read as follows:

The Holder of this Debenture shall have the right, at its option, to convert this Debenture into shares of Common Stock at any time following March 30, 2004.  The number of shares of Common Stock issuable upon the conversion of this Debenture is determined pursuant to Section 3.2 and rounding the result to the nearest whole share.  At any time after delivery by Holder to the Company of a Notice of Intent to Convert, the Company shall not have the right to pre-pay the balance due on the Debenture.  The Holder of this Debenture may not convert any portion of this Debenture only to the extent the issuance of the shares upon such conversion would cause the Holder to beneficially own more than 4.99% of the issued and outstanding common stock of the Company upon the date of such conversion.  The Company will accept and rely upon the Holder’s written representation that the issuance will not cause the holder to beneficially own more than 4.99% of the issued and outstanding common stock of the Company.

3.	The seventy five (75) day period referred to in Section 3.1(b) of the Debenture is hereby amended to be five (5) days after receipt of notice by the Company.

4.	Section 3.2(a) is hereby amended and restated to read as follows:

Subject to Section 3.1, upon the Company’s receipt of a facsimile or original of Holder’s duly completed and signed Notice of Conversion (a copy of which is attached hereto as Exhibit A), the Company shall instruct the escrow agent pursuant to that certain Escrow Agreement of even date herewith to transfer to the Holder that number of shares of Common Stock into which the Debentures are convertible in accordance with the provisions regarding conversion.

5.	Section 3.2(b) is amended to add the words “or if less than the total remaining balance of the Debenture is being converted” after the word “destroyed” in the parenthetical.

6.
The Company has informed the Holder that it is considering completing a reverse split of its common stock.  The Company acknowledges that the conversion price of the Debenture shall not be effected by any such reverse split, and that after giving effect to such reverse split, the conversion price shall remain the lesser of (i) 50% of the averaged ten closing prices for the Company’s Common Stock for the ten (10) trading days immediately preceding the Conversion Date or (ii) $0.10.

7.
Section 6.3(d) is amended and restated to read: “The Company shall not increase the compensation paid or payable to any of its officers or directors by more than five percent (5%) in any one calendar year, except that Robert M. Bernstein’s compensation may be increased to a maximum of $250,000 per year starting with the 2007 calendar year.”

8.
The Company has informed the Holder that it intends to issue up to 70 million post-split shares of Class A common stock to Robert M. Bernstein, or his designees or assigns, after the effectiveness of a reverse split of its common stock, to induce Mr. Bernstein to enter into a new employment agreement with the Company and to release the Company from any claims that may be owed to Mr. Bernstein.

a.
With respect to all shares issued to Mr. Bernstein, the Company agrees that the Company shall require Mr. Bernstein to execute the Stockholder Lockup Agreement attached hereto as Exhibit A, and the Company shall not waive or modify any of the provisions of the Stockholder Lockup Agreement in connection with such shares of Class A Common Stock issued to Robert M. Bernstein, or any transferee or assignee of such shares, and shall not permit any of such shares to be transferred without legend at any time prior to the date which is three years from the date thereof, except that the Company shall have the right to terminate any such Stockholder Lockup Agreement and restriction in the event this Debenture is paid in full or converted in full by the Holder.

The Company will place a legend on each certificate of the shares issued to Mr. Bernstein or his designees or assignees stating “this certificate may not be transferred until October 27, 2009” and such legend shall not be removed from such certificate except in accordance with the Stockholder Lockup Agreement. In the event Mr. Bernstein transfers any of the shares represented by such certificate, such legend shall be placed on each certificate representing such shares, and any transferee, and any subsequent transferee, shall agree to be bound by such provision until the termination of the Stockholder Lockup Agreement.

9.	The following is added to the Debenture, after Section 6.3(g):

a.	(h).	Except for the stock split contemplated above, the Company will not permit any split or combination of the common stock of the Company, and shall not declare or pay any dividend (stock, cash or any other distribution) on its common or preferred stock, without the written consent of the Holder.

b.	(i)
The Company shall not issue any shares of its common stock which are registered on a registration statement on Form S-8 (a “Form S-8”) without the written consent of the Holder, except if each and every of the following conditions are met:

i.
The shares are issued as compensation for bonafide consulting services, pursuant to a written consulting agreement containing each and every understanding and term of the agreement between the consultant and the Company, and such shares are lawfully issuable under the rules and regulations relating to the use of Form S-8;

ii.
The Company has provided to its securities counsel copies of all agreements with the consultant and each and every recipient of shares that have been registered on the Form S-8, has fully explained to such counsel in writing all of the services to be provided by such consultant and any person, entity or business affiliated in any way with such consultant, and the Company has received the written opinion of such counsel that the issuance of shares registered on the Form S-8 to such consultant complies in all respects with applicable securities laws, including, without limitation, those rules and regulations relating to the use of registration statements on Form S-8 and the issuance of shares registered thereon;

iii.
The issuance of the shares registered on the Form S-8 will not exceed an amount equal to $75,000 per month, beginning with November 2006, divided by the average closing price of the Company’s common stock for the month prior to such issuance (after giving effect to any split of the Company’s common stock (forward or reverse);

iv.
Any person who receives such shares shall agree not to sell more than (i) 1/20th of 20% of the total volume of the Company’s shares traded during the month prior to the issuance of such shares (the “Prior Month’s Volume”) in any single trading day, non-cumulative, or (ii) 20% of the Prior Months Volume in any single thirty day period.  For example, if the Prior Month’s Volume is 1,000,000 shares, the daily trading limit would be 10,000 shares, and the monthly trading limit would be 200,000 shares.  In the event such person breaches this limitation, it will be an Event of Default under the Debenture.

10.
Any default under this Debenture, or any of the debentures executed on the same date as this Debenture, as amended by an amendment dated as of the same date as this Agreement, and any default under or breach of that certain Settlement Agreement and General Release dated as of the same date hereof, shall be an Event of Default under this Debenture.

11.	To induce the Holder to extend the Maturity Date of the Debenture, the Company hereby agrees to pay an extension fee and a settlement for delayed delivery of conversion shares of an aggregate of $102,223, and hereby confirms that the balance of the Debenture as of October 15, 2006, is agreed to be $323,707.63, which includes all advances, accrued interest and the above fee to date.

To further induce the Debenture Holder to enter into this Agreement, the Company shall execute and deliver to the Holder a seven-year warrant to purchase 4,000,000 shares of post-split common stock, at a purchase price of the lesser of (i) $0.001 per share, or (ii) fifty percent (50%) of market price, which warrants shall contain a cashless exercise provision and piggy-back registration rights; provided, that the maximum number of shares that the Company shall be required to register on any one registration statement shall not exceed thirty percent (30%) of the total number of shares of common stock registered for other parties on such registration statement. All other terms of the Debenture, as amended to date, shall remain the same.

IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

MATERIAL TECHNOLOGIES, INC. a Delaware corporation	PALISADES CAPITAL, LLC

By: /s/ Robert M. Bernstein	By: /s/ Reid Breitman
Robert M. Bernstein	Reid Breitman
Chairman and CEO	President